FORM 15
      [As adopted in Release No. 34-20784, March 22, 1984, 49 F.R. 12688.]

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

 Certification and Notice of Termination of Registration under Section 12(g)  of the Securities Exchange Act of 1934 or Suspension of Duty to
 File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 333-44161

                               PSB BANCGROUP, INC.
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             (Exact name of registrant as specified in its charter)


    350 SW Main Boulevard, Lake City, Florida 32025 (386) 754-0002
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive officers)


               Common Stock and Warrants to Purchase Common Stock
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            (Title of each class of securities covered by this Form)


                                      N/A
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(Titles of all other  classes  of  securities  for which a duty to file  reports under Section 13(a) of 15(d) remains)


     PSB BancGroup, Inc. common stock is held by less than 300 persons resident in the United States and all warrants to purchase PSB BancGroup, Inc. common stock expired on December 16, 2002.

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [ ]               Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(1)(ii)      [ ]               Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(i)       [ ]               Rule 12h-3(b)(2)(ii)      [ ]
     Rule 12g-4(a)(2)(ii)      [ ]               Rule 15d-6                [ ]
     Rule 12h-3(b)(1)(i)       [X]

Approximate number of holders of record as of the certification or notice date:
                                      210
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     Pursuant to the  requirements  of the  Securities  Exchange Act of 1934 PSB
BancGroup, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:      January 13, 2003                   BY: /s/ Robert W. Woodard
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                                              Robert W. Woodard, President/CEO